PREMIER ANNOUNCES SHARE EXCHANGE RESULTS

Frederick, Maryland -- March 3, 2003 -- Premier Development & Investment, Inc. (OTCBB: PDVN) announces that it has compiled the results of the Share Exchange Offer announced on January 30, 2003 which closed on February 28, 2003. Prior to the Offer Premier had 5,350,000 shares of Common Stock issued and outstanding. Shareholders tendered 3,675,000 shares of Common Stock in exchange for 735,000 shares of restricted Convertible Class A Preferred Stock. The newly issued Preferred Stock cannot be traded or converted for at least one year. As a result of this Offer, Premier now has 1,675,000 shares of Common Stock issued and outstanding.

Eric R. Boyer, Premier's President, stated, "Participation in the Offer exceeded our expectations. Moreover, it was an overwhelming success because it allowed for each of our shareholders -- from our smallest to our largest -- to participate and help support Premier's future success. This reduction in shares outstanding should make Premier much more attractive to new outside investors and prospective joint venture partners."

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier is the Managing Partner of Coconut Grove Group, Ltd., a joint venture project involving the development of a chain of Caribbean-based restaurants and bars called Coconut Grove Grille and Blue Water Bar(TM).

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planed capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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